                                                                   Exhibit 10.17

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered in this day of November, 1998, by and between REGENERATION TECHNOLOGIES, INC., a Florida corporation (the "Corporation") having its principal address at 2 Innovation Drive, Alachua, Florida 32615 and James P. Abraham ("Employee").

      WHEREAS, the Corporation operates a tissue processing / manufacturing facility in Alachua, Florida; and

      WHEREAS, the Corporation desires to employ Employee and Employee desires to accept such employment during the term of this Agreement and upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises and the benefits accruing to the parties hereto, the parties agree as follows:

            1. Employment. The Corporation hereby agrees to employ Employee, and Employee hereby agrees to accept such employment, to render services on behalf of the Corporation as Director of Sales. The duties of Employee shall be those established by the Corporation's Board of Directors, or its officers, from time to time.

            2. Devotion to Employment. During the term of this Agreement, Employee shall devote his full time on behalf of the Corporation, and Employee shall not engage in any other gainful employment without written consent of the Corporation; provided, however, that nothing contained herein shall prohibit Employee from investing or trading in stocks, bonds, commodities or other forms of investment, including real property.

            3. Term of Agreement. The effective date of this Agreement shall be the

Subj: Employment Agreement ICO James P. Abraham


date of this Agreement, and it shall continue in full force and effect for a period of five (5) years unless sooner terminated as hereinafter provided.

            4. Compensation.

                  (a) Annual Salary. The Corporation shall pay to Employee as compensation for Employee's services a salary of $150,000 per year, payable in installments in accordance with the payroll policies of the Corporation in effect from time to time during the Employment Term. Employee's salary shall be reviewed annually by the Corporation's Board of Directors, at which time Employee's salary may be adjusted as mutually agreed upon by Employee and the Corporation's Board of Directors.

                  (b) Performance Bonus. To provide greater incentive for Employee by rewarding him with additional compensation, a cash bonus may be paid to Employee at any time during the year, or after the close of the year, based upon the performance of the Corporation and the performance of Employee during such year; provided, however, that the payment of any such bonus and the amount thereof shall be within the sole discretion of the Corporation's Board of Directors. The Corporation may offer a quarterly incentive consideration as a percentage of the sales of the Corporation. Bonus agreements made as indicated by the initial employment offer shall be honored provided all conditions and responsibilities remain the same. In making bonus determinations, the Directors will consider the following:

                        (i) The net profit of the Corporation for the year;

                        (ii) The base salary of Employee;

                        (iii) Employee's overall performance as an employee of the Corporation;

Subj: Employment Agreement ICO James P. Abraham


                        (iv) A comparison of Employee's performance with the performance of the other employees of the Corporation; and

                        (v) Such other matters as may be considered appropriate by the Directors.

                  (c) Stock Options. Employee shall be granted an option to purchase seventeen thousand (17,000) shares of common stock of Regeneration Technologies, Inc. ("RTI") at the exercise price of Six and 25/100 Dollars ($6.25) per share, subject to approval of the Board of Directors and subject to such vesting and other requirements as are set forth in the Omnibus Stock Plan, the Employee Restricted Stock Agreement and the Incentive Stock Option Grant Agreement between RTI and Employee as additional consideration for services rendered to RTI.

                  (d) Withholding, FICA, FUTA. Employee's salary and performance bonus, if any, shall be subject to, and reduced by, applicable federal income tax withholding and FICA tax, and any other taxes imposed by law.

            5. Other Benefits. The Employee shall be entitled to such vacation days, sick days, insurance and other benefit programs as are established for all other employees of the Corporation, on the same basis as such other employees are entitled thereto, it being understood that the establishment, termination, or change of any such program shall be at the instance of the Company, in exercise of its sole discretion, from time to time, and any such termination or change in any such program shall not affect this Agreement.

            6. Fringe Benefits. During the term of this Agreement, Employee shall be

Subj: Employment Agreement ICO James P. Abraham


entitled to all fringe benefits offered generally to the Corporation's managerial employees as established or modified from time to time by the Corporation, pro-rated based on the percentage of time Employee devotes to the Corporation, subject always to the rules in effect regarding participation in such plans. Employee shall not by entitled to any fringe benefits as a result of his employment with the Corporation.

            7. Business Expenses. Except as otherwise provided herein, the Corporation shall pay, either directly or by reimbursement to Employee, such reasonable and necessary business expenses incurred by Employee in the course of his employment by the Corporation as are consistent with the Corporation's policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Corporation.

            8. Vacation and Sick Leave. Employee shall be entitled to such paid vacation time and paid sick leave each year, as shall be authorized by the Corporation from time to time. All vacations shall be taken by Employee at such time or times as may be approved by the Corporation. There will be no carryover of unused vacation time or sick leave from one year to another, and Employee shall not be entitled to any pay for unused vacation or sick leave.

            9. Time Off. Employee shall be entitled to such time off with pay for attendance at seminars, courses, meetings and conventions as is authorized by the Corporation from time to time. The specific seminars, courses, meetings and conventions to be attended by Employee shall be subject to the Corporation's prior approval.

Subj: Employment Agreement ICO James P. Abraham


            10. Termination of Employment.

            (a) Voluntary Termination. Employee or the Corporation may voluntarily terminate Employee's employment with the Corporation (and, expect as otherwise specifically provided hereunder, this Agreement) at any time, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. Notwithstanding the foregoing, if notice of termination is given by Employee to the Corporation, then the Corporation shall have the option of advancing the effective date of such termination to any date after receipt of such notice from Employee, which option shall be exercised by the Corporation within three (3) business days of receipt of such notice.

            (b) Termination for Cause. The Corporation may immediately terminate Employee's employment with the Corporation (and, except as otherwise specifically provided hereunder, this Agreement) for "cause" by giving written notice (without regard to the thirty (30) day period provided above) of such termination to Employee specifying the grounds therefor. A termination for "cause" shall only be for any one or more of the following reasons:

                  (i) Willfully or negligently damaging the Corporation's property, business, reputation or goodwill;

                  (ii) Willfully injuring any employee of the Corporation;

                  (iii) Willfully injuring any person in the course of the performance of services for the Corporation;

                  (iv) Lawfully charged with commission of a felony;

                  (v) Stealing, dishonesty, fraud or embezzlement;

                  (vi) Deliberate and continuous neglect of duty;

Subj: Employment Agreement ICO James P. Abraham


                  (vii) Failure to properly perform Employee's duties;

                  (viii) Use of alcohol or narcotics to the extent it prevents, in the sole judgement of the Corporation's Board of Directors, Employee from effectively performing the duties set forth in Paragraph 1 above;

                  (ix) Violating the covenants set forth in Paragraph 11 or 12 of this Agreement.

                  The decision to terminate Employee's employment for "cause" shall be made by the Corporation's Board of Directors in its sole discretion.

            (c) Termination Upon Death, Incompentency or Disability. Notwithstanding Subparagraph 9(a) above, the Corporation shall have the right to terminate Employee's employment with the Corporation (and, expect as otherwise specifically provided hereunder, this Agreement) immediately and without prior written notice to Employee in the event that the Employee dies, or is adjudicated incompetent, or is "permanently disabled", as hereinafter denied. As used herein, the term "permanently disabled" shall mean that Employee is unable to adequately perform his regular duties hereunder as a result of sickness or accident and such condition appears to be permanent. The determination of "permanent disability" shall be made by the Corporation's Board of Directors in its sole and absolute discretion and its decision shall be final and binding on Employee unless found to be arbitrary or capricious by a court of competent jurisdiction.

            (d) Performance of Duties During Notice Period. In the event that Employee terminates Employee's employment with the Corporation in accordance with the terms of Subparagraph 9(a), Employee, if requested by the Corporation, shall continue to render services

Subj: Employment Agreement ICO James P. Abraham

hereunder on behalf of the Corporation for the thirty (30) day period until the effective date of termination, and shall, in such event, be paid the compensation due Employee hereunder for the remainder of such period.

            11. Confidential Information. Employee acknowledges and recognizes that, in connection with the performance of Employee's duties and obligations for the Corporation, Employee has and will have access to certain confidential information of the Corporation, including, but not limited to, any intellectual property of the Corporation, the identity of the Corporation's clients, the identity of prospective clients, the existence of negotiations with prospective clients of the Corporation, all drawings, records, sketches, models, financial information, customer information, trade secrets, and trade secrets relating to services of the Corporation, and products being developed by the Corporation (the "Confidential Information"). Employee hereby acknowledges that the maintenance of the confidentiality of the Confidential Information and restrictions on the use of the Confidential Information is essential to the Corporation. Employee shall not, at any time, whether during the term of this Agreement or after the termination of Employee's employment with the Corporation for any reason whatsoever, divulge or reveal any of the Confidential Information to any person, party or entity, directly or indirectly. In addition, Employee shall not utilize any of the Confidential Information for Employee's own benefit, or for the benefit of any subsequent employer or competitor of the Corporation. Employee shall maintain the Confidential Information in strict confidence and shall not copy, duplicate or otherwise reproduce, in whole or in part, such Confidential Information, except as necessary for Employee to perform services for the Corporation. Upon the termination of Employee's employment by the Corporation, or at the earlier request of the

Subj: Employment Agreement ICO James P. Abraham


Corporation, Employee shall immediately surrender to the Corporation any and all memoranda, records, files or other documents and any other materials (including photocopies or other reproductions) relating to the Confidential Information. Employee shall indemnify and hold the Corporation harmless from any loss, damage, expense, cost or liability arising out of any unauthorized use or disclosure of the Confidential Information by Employee. The provisions of this Paragraph 11 shall survive the termination of Employee's employment with the Corporation and the termination of this Agreement.

            12. Employee Developments. Employee is aware and understands that during the term of Employee's employment with the Corporation or with the financial and other assistance that may be provided by the Corporation, Employee may invent, create, develop and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable inventions and other trade secrets and formula ("Employee Developments"). Employee agrees that all Employee Developments that may be developed or produced by Employee during Employee's employment by the Corporation are and will be the property of the Corporation and that Employee further agrees that she will, at the request of the Corporation, execute such documents as the Corporation may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments that are the property of the Corporation to the Corporation and she will cooperate with the Corporation in connection with any patent applications. In this regard, Employee will, at all times, fully advise and inform the Corporation of all matters that Employee may be developing or working on while employed by the Corporation. Employee further agrees that upon the termination of her employment with the Corporation for any reason whatsoever, Employee shall immediately deliver and surrender to

Subj: Employment Agreement ICO James P. Abraham


the Corporation any and all plans, documents and other materials of any nature relating to the Employee Developments. The Corporation may provide additional compensation to Employee as consideration for Employee Developments in accordance with any patent policy of the Corporation. The provisions of this Paragraph 12 shall survive the termination of this Agreement.

            13. Limitation of Employment.

                  (a) In the event of the termination of Employee's employment with the Corporation either by the Corporation for cause (as defined in Subparagraph 10(b) above) or voluntarily by Employee, Employee agrees that for a period of three (3) years following the effective date of such termination, Employee will not engage in or be employed by any business which engages in the business of manufacturing or distributing products from bone tissue in the United States.

                  (b) In the event of the termination of Employee's employment with the Corporation by the Corporation without cause, Employee agrees that for a period of one (1) year following the effective date of such termination, Employee will not engage in or be employed by any business which engages in the business of manufacturing or distributing products from bone tissue within the United States. In the event Employee is terminated by the Corporation without cause, the Corporation will provide severance compensation to Employee as follows:

                        (1) The Corporation provides no severance compensation in the event of termination prior to the end of four (04) months of full time employment;

                        (2) The Corporation provides one month of basic annual salary if Employee has served four months of full time employment upon termination.

Subj: Employment Agreement ICO James P. Abraham


                        (3) The Corporation provides Employee two (2) months of basic annual salary upon termination, if the Employee has served six (06) full months of employment, to be paid monthly;

                        (4) the Corporation provides Employee three (3) months of basic annual salary if Employee has served at least (08) full months of employment upon termination, to be paid out monthly;

                        (5) The Corporation provides Employee four (4) months of basic annual salary if Employee has served at least (09) months of employment upon termination, to be paid out monthly;

                        (6) The Corporation provides Employee five (5) months of basic annual salary if Employee has served at least (10) months of employment upon termination, to be paid out monthly;

                        (7) The Corporation provides Employee six (6) months of basic annual salary if Employee has served at least (12) months of employment upon termination, to be paid out monthly.

                  (b) Employee acknowledges that this restrictive covenant is reasonably necessary to protect the Corporation's legitimate business interests, which are represented by, among other things, the substantial relationships between the Corporation and its licensees and tissue sources, as well as the goodwill established by the Corporation with licensees and tissue sources in the United States and other countries where the Corporation's tissues are distributed over a protracted period.

Subj: Employment Agreement ICO James P. Abraham


                  (c) Employee recognizes the fact that the Corporation would not sign this Agreement without the inclusion of this covenant, and Employee confirms the sufficiency of the consideration received by Employee, in the form of employment by the Corporation, in accepting this covenant as a material term of the Agreement.

                  (d) It is agreed that the Corporation will be entitled to specific performance of this provision, and to injunctive relief in view of the fact that the actual harm is not readily ascertainable or compensable by money damages.

                  (e) The period set forth in subparagraph (a) above will be tolled during any time in which Employee is in violation of the restrictive covenant contained in this Paragraph 13, and that period will begin to run again from the date Employee ceases such violation.

                  (f) This Paragraph 13 will survive the termination of this Agreement and the termination of Employee's employment with the Corporation.

            14. Remedies For Breach. It is understood and agreed by the parties that no amount of money would adequately compensate the Corporation for damages which the parties acknowledge would be suffered as a result of a violation by the Employee of the covenants contained in Paragraphs 12 and 13 above, and that, therefore, the Corporation shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Paragraphs 12 and 13, which injunctive relief shall be in addition to any other rights or remedies available to the Corporation. If such a violation occurs, Employee shall be responsible for the payment of reasonable attorney's fees and other costs and expenses incurred by the Corporation in enforcing the covenants contained in Paragraphs 12 and 13 above, whether

Subj: Employment Agreement ICO James P. Abraham


incurred at the trial level or in any appellate proceeding. The provisions of this Paragraph 14 shall survive the termination of this Agreement.

            15. Limitations on Authority. Without the express written consent of the Corporation's Board of Directors, Chief Executive Officer, or the Vice President of Business Development, Employee shall have no apparent or implied authority to do any of the following:

                  (a) Pledge the credit of the Corporation or any of its other employees;

                  (b) Bind the Corporation under any contract, agreement, note, mortgage or other obligation, except in the performance of his/her functional duties relating to Director, Sales and in conjunction with signature of CEO or VP of Business Development;

                  (c) Release or discharge any debt due the Corporation unless the Corporation has received the full amount thereof; or

                  (d) Sell, mortgage, transfer or otherwise dispose of any assets of the Corporation.

            16. Subject to the terms and conditions set forth herein, RTI indemnifies Employee if Employee is made a party to any lawsuit initiated by Encore Orthopedics, Inc. ("Encore") which is based primarily on Employee taking employment with Regeneration Technologies, Inc. (RTI). This indemnification covers expenses (including attorneys' fees) actually and reasonably incurred by Employee in connection with the defense or settlement of such action. In the event that RTI has the obligation to indemnify Employee under this agreement, then RTI shall have the right to designate the counsel that will handle the litigation. RTI will not have a duty to provide indemnification if Employee has not fully disclosed to RTI his contractual obligations to RTI, or if Employee breaches any confidentiality arrangements

Subj: Employment Agreement ICO James P. Abraham


(contractual or otherwise) that he has with RTI. It is RTI's understanding that the only contractual obligation Employee has with Encore regarding employment with Encore or concerning obligations owed to Encore after his termination of employment with Encore is the Indemnification Agreement dated August 16, 1995, the Employment Agreement dated August 17, 1995, and the Severance Agreement dated September 19, 1995, between Employee and Encore. Employee must disclose to RTI and, prior to his commencement of employment with RTI, provide RTI with a copy of those agreements and any other agreements that he has with Encore.

As a condition of RTI's promise to indemnify Employee, Employee agrees not to take any actions that may be deemed by a reasonable person to breach any confidentiality agreements you have with Encore. These prohibited actions include, but are not limited to, making copies of internal, confidential lists of customers, sales agents or distributors of Encore, removing from Encore any property of Encore, or disclosing to any current or future employee of RTI any information that Employee knows to be a trade secret or protected confidential information of Encore. Employee's failure to fully comply with this condition will nullify RTI's obligation to indemnify Employee.

            17. Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the other provisions hereof, and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision was omitted.

            18. Attorney's Fees and Costs. Except as provided in Paragraph 14 above, in

Subj: Employment Agreement ICO James P. Abraham


the event a dispute arises between the parties hereto and suit is instituted, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees and other costs and expenses from the nonprevailing party, whether incurred at the trial level or in any appellate proceeding.

            19. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and venue for any legal proceeding or action at law arising out of or construing this Agreement shall lie in the state courts of Alachua County, Florida, or the United States District Court for the Northern District of Florida, Gainesville Division.

            20. Completeness of Agreement. All understandings and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. No change or modification may be made to this Agreement except by instrument in writing duly executed by the parties hereto with the same formalities as this document.

Subj: Employment Agreement ICO James P. Abraham


            21. Notices. Any and all notices or other communications provided for herein shall be given in writing and shall be hand delivered or sent by United States mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

            If to the Corporation:

            Regeneration Technologies, Inc.
            Two Innovation Drive
            Alachua, Florida 32615
            Attn: President

            If to Employee:

            James P. Abraham
            404 SW 117th St
            GAINSEVILLE, FL

provided, however, that any party may, from time to time, give notice to the other party of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, when deposited in the United States mail, postage prepaid, registered or certified, return receipt requested.

            22. Assignment. Neither party to this Agreement may assign its rights or obligations hereunder without the prior written consent of the other party.

            23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, legal representatives, successors and permitted assigns.

Subj: Employment Agreement ICO James P. Abraham


            24. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

            25. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year set forth above.

WITNESSES:                          "CORPORATION"

                                    Regeneration Technologies, Inc.

     [ILLEGIBLE]                    By: /s/ Nancy R. Holland      11/28/98
-------------------------------         ----------------------------------
Witness                                     Nancy R. Holland          Date

                                    Title: VP Bus. Development
                                           -------------------------------
                                            [ILLEGIBLE]


                                    "EMPLOYEE"
                                    James P. Abraham

     [ILLEGIBLE]                    By: /s/ James P. Abraham
-------------------------------         ----------------------------------
Witness                                  James P. Abraham (Signature/Date)

Proposal for compensation for the position of V.P. Sales:

Salary: $175,000 per year

Car Allowance: $550 per month

Club Dues: Local golf course

Stock Options: 50,000 shares total

Year-End Bonus Program: 15% of salary based on Top Line Revenue achievement

                        10% of salary based on Profitability Performance

                         5% of salary based on Expense Budget Performance

Quarterly Override: .2% of sales from dollar one on all sports medicine and oral maxilliofacial products.
                    .02% of sales from dollar one on conventional tissue sales.

Presidents discretion: Bonus based on increase in all RTI direct products as a percentage of overall sales as Compared to SDG sales.

1) Salary is based on current salary as Director of sales of $150k per year and promotion to V.P. level. This figure is very consistent with salary ranges of vice presidents in the health care profession. This would be the current bottom of a range that caps around 5225K.
2) Car allowance is a perk of most sales executives that are entertaining clients. 3l cents per mile is much less cost effective. I currently have only utilized this mileage charge if I have traveled over 200 miles.
3) Club dues follow the same path as perks for sales executives. I have been informed tat we have been paying dues for certain executives at the Heritage club. It is more effective for us to have a membership at a golf club for entertaining surgeons and distributors.
4) Stock options bring me in line with other vice presidents and several directors. My original negotiations were based on outstanding stock of 2 million shares. The current outstanding stock is 4 million, this gives me just at 1% of current outstanding shares.
5) Bonus Program should reflect every Vice Presidents efforts to achieve revenue profitability and budget control. I would suggest that we make this a standard program for all of us and recognize this with stock options or profit sharing of some type.
6) The president should retain the ability to compensate sales and marketing executives with a discretionary bonus based on achievements. This is a personal goal to succeed at a faster rate than Danek.

I have the greatest ability of anyone in the company to affect sales and top line performance. My compensation is currently heavily weighted towards sales of all partner products. This seems to have been conceived in an attempt to justify getting me to an overall compensation dollar amount that we agreed upon for my hire of 100k in bonus. This is good for me, but may not be in the companies best interest.

My 1998 total W-2 was over $312,000. W-2 is available for your review. The current compensation structure is attached for your review. This new compensation structure enclosed should be very similar to the current compensation program with the addition of a salary raise.

Coming to work with RTI has been a great career move for me and my family. We are enjoying Gainesville and appreciate the confidence you have shown in promoting me to Vice President. We will be successful in developing the company into the market leader in Allograft\Xenograft tissue.

                           Net Sales      Net Sales
Product Line                Budget        Over Base        Old Rate      New Rate      New Incentive     Old Incentive
------------              ----------     ----------        --------      --------      -------------     -------------
MDDowel - SDG             10,910.540                                       0.100%        10,910.54         13,638 18
SR - SDG                   2,313,525                                       0.100%         2,313.53           2891.91
PLIF - SDG                 3,942,720                                       0.100%         3,942.72          4,928.40
Opteform - Exactech       4,461,275                                       0.100%         4,461.28           5,576.59
Osteofil - SDG             8,923,599                                       0.100%         8,923.60         11,154.50
FasLata - Bard             2,049,260                                       0.100%         2,049.26          2,561.58
Osteofil - RTI               873,738                                       2.000%        17,474.76         17,474.76
Conventional*             13,000,000     7,000,000                         0.212%        14,840.00
Interference Screw           807,040                           2%          1.750%        14,123.20            16,141
Maxillofacial                110,400                           2%          1.750%         1,932.00             2,208
Cortical Bone Pins            93,000                           2%          1.750%         1,627.50             1,860
Suture Anchors               571,200                           2%          1.750%         9,996.00            11,424
Fib Shafts & Wedges          965,050                           2%          1.750%        16,888.38            19.301
                          --------------------------------------------------------------------------------------------
                          49,021,347                                                    109,482.75        109,159.72
                          ============================================================================================

Incentive based on net sales over base of 500,000/month * 12 months = $6,000,000

UFTB will support the conventional tissue incentive monthly until this tissue transfers to RTI


/s/ James Abraham
------------------
James Abraham


/s/ Nancy Holland
------------------
Nancy Holland


/s/ Richard Allen
------------------
Richard Allen


/s/ Richard Zahn
------------------
Richard Zahn

25-Mar-99

                        Regeneration Technologies, Inc.
                               Incentive Analysis

                                      2nd Half Gross  2nd Half (B)    Suggested      Adjusted
Product Line                             Forecast     Net Forecast       Rate        Incentive
------------                          --------------  ------------    ---------      ---------
MD Dowel - SDG                                                --         0.00%              --

SR - SDG                                                      --         0.00%              --

PLIF - SDG                                                    --         0.00%              --

Opteform - Exactech                       900,180        900,180         0.50%        4,500.90

Osteofil - SOG                          6,581,494      2,632,598         0.50%       13,162.99

FasLata - Bard                                                           0.00%              --

Conventional - (A)                      4,712.975      1,327,556         2.50%       33,188.89

Osteofil - RTI - Italy                    304,218        304.218         2.50%        7,605.45

Osteofil - RTI                            525,116        406,965         2.50%       10,174.12

Regenaform                                160,550        124,426         2.50%        3,110.66

Regenafil                                 258,060        199,997         2.50%        4,999.91

Interference Screw                        514,800        398,970         2.50%        9,974.25

Maxillofacial Screw                        65,000         50,375         2.50%        1,259.38

Cortical Bone Pins                        101,280         78,492         2.50%        1,962.30

Suture Anchors & Spears                   278,000        215,450         2.50%        5,386.25

Fib Shafts & Wedges                            --             --         2.50%              --
                                                                                    ----------
 Total Q3 & Q4                                                                       95,325.10

Q1 & Q2 Incentive                                                                    20,000.00
 Total Potential Incentive for Year                                                 115,325.10
                                                                                    ==========

(A) - Incremental over base of 500,000 per month
(B) - 2nd Half forecast is after Mgmt Fees or Distributor Commissions, where applicable.


/s/ James Abraham                                     July 7, 1999
-------------------
James Abraham


/s/ Richard Allen                                     July 7, 1999
-------------------
Richard Allen


/s/ Jamie Grooms                                      July 7, 1999
-------------------
Jamie Grooms

                               Terms of Employment
                                       for
                         Jim Abraham, Director of Sales
                                November 3, 1998

Salary: $150,000

Bonus: $15,230
Initially, 1% of estimated fourth quarter 98 RTI sales to be available for down payment on house
Year 1 - 1% sales, net distribution and management service fees for 1999
Years 2-5 to be determined in concert with salary cap

RTI options
Initially, 17,000 @ $6.25, subject to approval of the board of directors Additional options will be available at a later date

Employment Agreement
5 years
Indemnification from Encore non-compete
Salary for years 2-5 to include cap to leave combined total of salary and sales bonus consistent with other executive salaries at RTI.

Transition Incidentals: $5,000
Includes transportation, lodging, meals in relation to finding living quarters and preparation for house sale

Moving:
AUSTIN - Estimates to be supplied for approval
No more than the actual cost will be reimbursed
Packing, unpacking, insurance, storage, if necessary, vehicle transfer Realtor's fees @ 6% of sale of home

GAINESVILLE-- Temporary housing up to 90 days for Mr. Abraham. If family is included in the 90 days temporary housing, Mr. Abraham will pay the difference. Closing costs and one (1) point towards loan on new home

Please remit receipts for reimbursement of all moving expenses, except the $5,000 for Transition Incidentals.

In addition to the compensation cited above, Mr. Abraham will be eligible for the RTI 401 (k) retirement plan, life and health insurance benefits, annual and sick leave.